Exhibit 4.21

Addendum No.3

to the Agreement on the Opening of a Non-Revolving Line of Credit dated 13 December 2010

City of Moscow	“09” December 2013

Open Joint-Stock Company Sberbank of Russia (Sberbank of Russia OJSC), hereinafter referred to as the “Lender”, represented by its Managing Director — Head of the Loan Management and Project Financing Office at the Department for Major Client Relations, Andrei Yurievich Goncharenko, acting on the basis of the Articles of Incorporation and Power of Attorney No.259-D dated 07 June, 2013, on the one hand, and Open Joint-Stock Company Mobile TeleSystems, hereinafter referred to as the “Borrower”, represented by the President of Mobile TeleSystems OJSC, Andrei Anatolievich Dubovskov, acting on the basis of the Articles of Incorporation, on the other, hereinafter referred to jointly as the “Parties”, have entered into the present Addendum No.3 (hereinafter, the “Addendum”) to Agreement No.5362 on the Opening of a Non-Revolving Line of Credit dated 13 December 2010 (hereinafter, the “Agreement”), as follows:

1. Clause 1.1 of the Agreement shall be rewritten to read as follows:

1.1.     The Lender agrees to open a non-revolving line of credit in favor of the Borrower for the refinancing of its existing commitments to other lenders (including bond issues), the financing of its investment program, its issuance of loans to affiliates, the financing of its daily operations, and its acquisition of shares (charter capital equity) in third parties for the period ending “31” March 2020 (inclusively) with the following limit:

Limit validity period	Limit sum
From December 13, 2010 through December 31, 2011 (inclusively)	RUB 40,000,000,000 (forty billion rubles)

As of “9” December 2013, the balance of loan debt under the Agreement is RUB 20,000,000,000 (twenty billion rubles) (hereinafter — the “Balance of Loan Debt”).

The Borrower shall repay the Lender for the received credit and pay interest for its utilization, as well as all other relevant payments, in the amount and according to the terms and conditions of the Agreement.”

2. Clause 4.1 of the Agreement shall be rewritten to read as follows:

“4.1. The Borrower shall pay the Lender credit interest on the following conditions:

4.1.1.  for the period from the date of issuance of the credit (not including this date) through 20.03.2010 (inclusively) — at the rate of 8.95 (eight and ninety five hundredths) percent per annum;

4.1.2.  for the period from 21.03.2011 (inclusively) through 16.08.2011 (inclusively) — at a variable interest rate, determined on the basis of the following:

1)        the amount of quarterly credit turnover in the accounts specified in Appendix No.1, as opened by the Borrower, Open Joint-Stock Company COMSTAR-United TeleSystems (location: 27/2 Smolenskaya-Sennaya Ploshchad, Moscow, 119121 RF; OGRN: 1027700003946, hereinafter — “COMSTAR-UTS OJSC”), Open Joint-Stock Company Moscow City Telephone Network (location: 12/3 Petrovsky Boulevard, Moscow, RF; OGRN 1027739285265, hereinafter — “MGTS OJSC”), over the most recent Settlement Period (excluding turnover reflecting the issuance of loans, share premium, internal fund conversion, internal fund transfer for the payment of import contracts, attraction of borrowed funds and repayment of issued loans),

2)        the amount of quarterly credit turnover in multi-currency settlement account No. 260090132615, as opened by Closed Joint-Stock Company Ukrainian Mobile Communications (location: 15 Ulitsa Leipzigskaya, Kyiv, 01015, Ukraine; EGRPOU (Identity Code) 14333937, hereinafter — “Ukrainian Mobile Communications CJSC”) at Open Joint-Stock Company Subsidiary Bank of Sberbank of Russia (location: 46 Ulitsa Vladimirskaya, Kyiv, 01034, Ukraine; hereinafter referred to as “Subsidiary Bank of Sberbank of Russia OJSC”), over the most recent Settlement Period (excluding turnover reflecting the issuance of loans, share premium, internal fund conversion, internal fund transfer for the payment of import contracts, attraction of borrowed funds and repayment of issued loans), as determined in accordance with the following Table:

Criteria for establishing variable interest rate:	For the period from 21.03.2011 (inclusively) through 16.08.2011 (inclusively)
Amount of quarterly credit turnover across accounts opened by the Borrower, COMSTAR-UTS OJSC, MGTS OJSC with the Lender over the most recent Settlement Period, in Russian rubles	up to 22,000,000,000 (twenty two billion) (not inclusively)	over 22,000,000,000 (twenty two billion) (inclusively)

Amount of quarterly credit turnover across accounts opened by Ukrainian Mobile Communications CJSC at Subsidiary Bank of Sberbank of Russia OJSC over the most recent Settlement Period, in Ukrainian hryvnia

	up to 750,000,000 (seven hundred and fifty million) (not inclusively)	over 750,000,000 (seven hundred and fifty million) (inclusively)
Variable interest rate for credit utilization, percent per annum	9.95 (nine and ninety-five hundredths)	8.95 (eight and ninety-five hundredths)

4.1.3.      For the period from 17.08.2011 (inclusively) through 22.10.2013 (inclusively) — at a variable interest rate, determined on the basis of the following:

1)            the amount of quarterly credit turnover across the accounts indicated in Appendix No. 1, as opened with the Lender by the Borrower and MGTS OJSC, over the most recent Settlement Period (excluding turnover reflecting the issuance of loans, share premium, internal fund conversion, internal fund transfer for the payment of import contracts, attraction of borrowed funds and repayment of issued loans),

2)            the amount of quarterly credit turnover in multi-currency current account No.260090132615, opened by Ukrainian Mobile Communications CJSC with Subsidiary Bank of Sberbank of Russia OJSC, over the most recent Settlement Period (excluding turnover reflecting the issuance of loans, share premium, internal fund conversion, internal fund transfer for the payment of import contracts, attraction of borrowed funds and repayment of issued loans), as determined in accordance with the following Table:

Criteria for establishing variable interest rate:	For the period from 17.08.2011 (inclusively) through 20.12.2013 (inclusively)
Amount of quarterly credit turnover across accounts opened by the Borrower and MGTS OJSC with the Lender over the most recent Settlement Period, in Russian rubles	up to 22,000,000,000 (twenty two billion) (not inclusively)	over 22,000,000,000 (twenty two billion) (inclusively)

Amount of quarterly credit turnover across accounts opened by Ukrainian Mobile Communications CJSC with Subsidiary Bank of Sberbank of Russia OJSC over the most recent Settlement Period, in Ukrainian hryvnia

	up to 750,000,000 (seven hundred and fifty million) (not inclusively)	over 750,000,000 (seven hundred and fifty million) (inclusively)
Variable interest rate for credit utilization, percentage per annum	9.5 (nine and five tenths)	8.5 (eight and five tenths)

4.1.4. For the period from 23.10.2013 (inclusively) through 31.12.2014 (inclusively) — at a variable interest rate, determined on the basis of the following:

1)            the amount of quarterly credit turnover across the accounts indicated in Appendix No. 1, as opened with the Lender by the Borrower and MGTS OJSC, over the most recent Settlement Period (excluding turnover reflecting the issuance of loans, share premium, internal fund conversion, internal fund transfer for the payment of import contracts, attraction of borrowed funds and repayment of issued loans),

2)            the amount of quarterly credit turnover in multi-currency current account No.260090132615, opened by Ukrainian Mobile Communications CJSC with Subsidiary Bank of Sberbank of Russia OJSC, over the most recent Settlement Period (excluding turnover reflecting the

Lender	Borrower

Addendum No.3 dated “9” December 2013

to the Agreement on the Opening of a Non-Revolving Line of Credit dated 13 December 2010 issuance of loans, share premium, internal fund conversion, internal fund transfer for the payment of import contracts, attraction of borrowed funds and repayment of issued loans), as determined in accordance with the following Table:

Criteria for setting of the variable interest rate:	For the period from 23.10.2013 (inclusively) through 31.12.2014 (inclusively)
Amount of quarterly credit turnover across accounts opened by the Borrower and MGTS OJSC with the Lender over the most recent Settlement Period, in Russian rubles	up to 22,000,000,000 (twenty two billion) (not inclusively)	over 22,000,000,000 (twenty two billion) (inclusively)

Amount of quarterly credit turnover across accounts opened by Ukrainian Mobile Communications CJSC with Subsidiary Bank of Sberbank of Russia OJSC over the most recent Settlement Period, in Ukrainian hryvnia

	up to 750,000,000 (seven hundred and fifty million) (not inclusively)	over 750,000,000 (seven hundred and fifty million) (inclusively)
Variable interest rate for credit utilization, percentage per annum	9.45 (nine and forty-five hundredths)	8.45 (eight and forty-five hundredths)

4.1.5. For the period from 01.01.2015 (inclusively) until the date of full credit repayment specified in Clause 1.1 of the Agreement (inclusively) — at the rate of 8.45 (eight and forty five hundredths) percent per annum.

4.1.6. For the purposes of Clauses 4.1.2, 4.1.3, 4.1.4 of the Agreement, when establishing variable interest rate under the Agreement, the following is established:

4.1.6.1. In the event that the values of the aforementioned criteria for establishing variable interest rate simultaneously meet different interest rate values, the higher of the aforementioned interest rate values shall be established.

4.1.6.2. When determining the values of the criteria for establishing variable interest rate for the Settlement Period, the most recently-elapsed calendar quarter shall be used.

4.1.6.3. Credit turnover across the settlement accounts of the Borrower and companies listed in p. 1), Clauses 4.1.2, 4.1.3, 4.1.4 of the Agreement considered under the establishment of variable interest rate remitted in foreign currency are recalculated into rubles at the official exchange rate of the Bank of Russia as of the date of fund transfer to the settlement account of the Borrower or the respective company with the Lender.

4.1.6.4. Credit turnover across the settlement accounts opened by Ukrainian Mobile Telecommunications CJSC with Subsidiary Bank of Sberbank of Russia OJSC considered under the establishment of variable interest rate remitted in rubles or a foreign currency are recalculated into Ukrainian hryvnia at the official exchange rate of the National Bank of Ukraine as of the date of fund transfer to the settlement account of Ukrainian Mobile Telecommunications CJSC with Subsidiary Bank of Sberbank of Russia OJSC.

4.1.6.5. In case of the Borrower’s breach of any of the terms set forth in Clause 8.2.8 of the Agreement, the maximum interest rate from among those indicated in the table provided above shall be established.

4.1.6.6. Interest rate shall be established quarterly for the corresponding interest period without the conclusion of an addendum hereto by written notice of the Lender to the Borrower of the interest rate established for the respective Interest Period, as determined in accordance with the following Table correlating Settlement and Interest Periods:

Settlement Period	Interest Period
From 01 January to 31 March	From 21 June to 20 September
From 01 April to 30 June	From 21 September to 20 December
From 01 July to 30 September	From 21 December to 20 March
From 01 October to 31 December	From 21 March to 20 June

4.1.6.7. The values of the aforementioned criteria for establishing variable interest rate with respect to any new account opened with the Lender shall be considered by the Lender when determining variable interest rate under the Agreement, beginning with the Settlement Period during which an addendum to the Agreement is concluded on the addition of the new account to Appendix No. 1 to the Agreement or the terms of the Agreement; that said, the Parties shall make every reasonable effort to ensure the speedy conclusion of such addendum or amendment of the Agreement from the moment of the Lender’s receipt from the Borrower of notice of its intention to add the new account to Appendix No. 1 to the Agreement.

4.1.6.8. Notice of the established interest rate amount, including the respective criteria values, shall be sent by the Lender to the Borrower no later than the first business day of the next regularly-scheduled Interest Period. In the event that the Borrower fails to receive said notice, interest rate shall be independently calculated by the Borrower pursuant to the present clause of the Agreement.”

3. Clause 4.5. of the Agreement shall be rewritten to read as follows:

“4.5. In case of any credit repayment (in full or in part) earlier than the dates specified in Clause 6.1 of the Agreement, the Borrower shall pay the Lender a fee for early credit repayment.

For the period from 9 December 2013 (inclusively) to 30 October 2014 (inclusively), the fee for early repayment shall be paid at the rate of 7.5 (seven point five) percent of the amount repaid early, but may be reduced by agreement with the Lender via conclusion of the respective addendum to the Agreement between the Parties.

Fee for early repayment of the credit, provided that such early credit repayment is not executed within the period from 9 December 2013 (inclusively) through 30 October 2014 (inclusively) is paid in the amount of 0.75 (zero point seventy five hundredths) percent of the credit amount repaid early.

The Borrower shall send the Lender notice of its intent to repay the credit before the dates set forth in Clause 6.1 of the Agreement, in the manner provided for in the Agreement, specifying the amount and maturity date, not less than 30 (thirty) calendar days before the anticipated date of early credit repayment (or part thereof) (inclusively). Date of receipt of notice to the Lender shall not be included in calculation of the number of days.

Fee for early credit repayment is paid by the Borrower to the Lender simultaneously with early loan debt repayment.

No fee for early credit repayment is charged when funds for credit repayment are remitted in accordance with Clauses 8.1, 8.2.1 of the Agreement.”

4. Clause 6.1 of the Agreement shall be rewritten to read as follows:

“6.1. Date of full credit repayment: “31” March 2020:

Credit repayment shall be executed according to the following schedule on the last business day of each payment month specified in the following table:

Repayment date	Payment amount as a percentage of Loan Debt Balance as of 9 December 2013
December 2015	1/16 (one sixteenth)
March 2016	1/16 (one sixteenth)
June 2016	1/16 (one sixteenth)
September 2016	1/16 (one sixteenth)
December 2016	1/16 (one sixteenth)
March 2017	1/16 (one sixteenth)
June 2017	1/16 (one sixteenth)
September 2017	1/16 (one sixteenth)
March 2018	1/16 (one sixteenth)
September 2018	1/16 (one sixteenth)
December 2018	1/16 (one sixteenth)
March 2019	1/16 (one sixteenth)
June 2019	1/16 (one sixteenth)
September 2019	1/16 (one sixteenth)
December 2019	1/16 (one sixteenth)
31 March 2020	1/16 (one sixteenth)
TOTAL	100 (One hundred) %

In case of the Borrower’s repayment of the credit after the Availability Period End Date but earlier than the dates established by the present paragraph of the Agreement in accordance with Clause 6.2 of the Agreement, the credit repayment amounts indicated in the schedule presented above shall be reduced by the loan amounts repaid earlier than the dates established by the present clause of the Agreement, beginning with that closest to the date of actual credit repayment according to the schedule.

If, for whatever reason, the repayment date of the respective credit amount falls on a non-business day, the timeframe for utilization of that credit amount shall be established as of the first business day (including that day) immediately following the non-business day on which the date for repayment of the respective credit amount falls.”

5. The first paragraph of Clause 7.1.7 (b) of the Agreement shall be rewritten to read as follows:

“b) non-performance or improper performance continuing for a period of time exceeding 5 (five) business days by any MTS Group company (as defined below) of the respective payment obligations under credit agreements (including agreements on the opening of a non-revolving/revolving line of credit) concluded (potentially concluded during the effective term of the Agreement) between MTS Group companies and any lender, including obligations to the Lender and/or third parties in terms of the payment of bills, the redemption of bonds, the payment of coupon yield on such bonds and/or payments pursuant to the requirements of compulsory/voluntary offer by virtue of the RF Federal Law “On Joint-Stock Companies” originating (potentially originating during the effective term of the Agreement) and resulting in the lodging against an MTS Group company of a claim seeking early debt repayment in an amount exceeding USD 75,000,000 (seventy five million U.S. dollars), or under any other circumstances of a similar nature in cases where the term “event of default” is not defined in the agreement (contract, other documentation) with the respective lender.”

6. The fifth paragraph of Clause 7.1.7 (b) of the Agreement shall be rewritten to read as follows:

“For the purposes of the Agreement, “MTS Group of Companies” (MTS Group) shall be understood to mean the Borrower and its Major Subsidiaries; that said, the term “Major Subsidiary” shall be understood to mean a Subsidiary: - whose consolidated assets represent not less than 10 (ten) percent of the consolidated assets of the Borrower and whose total earnings represent not less than 10 (ten) percent of the total earnings of the Borrower in accordance with the results of the latter according to an audit of the financial results of the Borrower executed per US GAAP (consolidated or, in the event that the group has no Subsidiaries — non-consolidated); or

• to whom the contract obligations and assets of a Borrower Subsidiary constituting a Major Subsidiary immediately prior to the transfer were transferred in full or almost in full.

The term “Subsidiary” shall be understood to mean in relation to any entity:

• any corporation, association or other commercial enterprise, more than 50 (fifty) percent of whose shares entitle their holders to vote in the election of its directors, heads or trustees, are in the direct or indirect ownership or control of such entity or one or several Subsidiaries of such entities (or any other combination of the abovementioned entities);

• any partnership whose sole partner or managing partner with unlimited liability is such entity or the Subsidiary of such entity, or whose sole partners with unlimited liability is such entity or one or several Subsidiaries of such entity (or any other combination of the abovementioned entities).”

7. Clause 7.1.7 (e) of the Agreement shall be rewritten to read as follows:

“e) the acceptance by the arbitration (state commercial) court of an application seeking to have the Borrower declared insolvent (bankrupt) in the manner prescribed by applicable law, with the exception of those cases in which, within 90 (ninety) calendar days of the date of the arbitration (state commercial) court’s acceptance of the application:

• proceedings in the bankruptcy case are terminated; or

• the obligation(s) prompting the filing of the application seeking to have the Borrower declared insolvent (bankrupt) is (are) performed.”

8. Clause 7.1.7 (f) of the Agreement shall be rewritten to read as follows:

“f) if, over 2 (two) consecutive Reporting Periods (as defined below), a claim (claims) is (are) lodged against the Borrower seeking the payment of a monetary award or the recovery of property whose total amount exceeds USD 250,000,000 (two hundred and fifty million U.S. dollars) or an equivalent amount in the currency of the Russian Federation at the official exchange rate of the Bank of Russia in effect on the filing date of the claim(s), or another currency recalculated into U.S. dollars using the foreign currency/Russian Federation ruble exchange rate established by the Bank of Russia on the filing date of the claim(s) (provided that the amount of at least one of the claims exceeds USD 75,000,000 (seventy five million U.S. dollars) or an equivalent amount in Russian currency at the official exchange rate of the Bank of Russia in effect on the filing date of the claim, or an equivalent amount in another currency recalculated into U.S. dollars using the foreign currency/Russian Federation ruble exchange rate established by the Bank of Russia on the filing date of the claim) and the court decision(s) on satisfaction of the claim(s) has (have) entered into force, remains(remain) in force, and enforcement of the decision(s) has not been suspended by the competent state bodies.

For the purposes of the present clause of the Agreement, “Reporting Period” shall be understood to mean a period of 3 (three) consecutive months ending on the last day of each respective fiscal year or respective fiscal quarter of the Borrower.

For the purposes of the present Clause 7.1.7(f) of the Agreement, the following shall be excluded from calculation of the amount of claim(s):

A.            The lodging against the Borrower of any claim(s), including claims seeking the collection of any amount, the transfer of property and/or the voiding of transactions, as well as the entry into legal force of a court decision on the satisfaction of any such claim(s) involving demands concerning the acquisition by the Borrower (any Borrower affiliate) of participatory interest in Bitel LLC (place of business: 121 Prospect Chui, Bishkek, 720000, Kyrgyz Republic; certificate of reregistration 1386-3300-OOO (IU)), or claims based on such acquisition or otherwise related claims, in an amount not exceeding a total of USD 330,000,000 (three hundred and thirty million U.S. dollars).

B.            The lodging against the Borrower of any claim(s) seeking the collection of any amount, including the entry into legal force of a court decision on the satisfaction thereof, concerning any Lawsuits Involving Uzdunrobita FE LLC.

For the purposes of the Agreement, “Lawsuits Involving Uzdunrobita FE LLC” shall be understood to mean any claims, litigation (present or future), investigations and/or grounds for the initiation of court proceedings or inquiries involving the Borrower in connection with the activities and/or any actions/inaction by Uzdunrobita FE LLC and/or those of its affiliates and/or the management bodies of Uzdunrobita FE LLC and/or those of its affiliates (including, but not limited to, any violation or alleged violation by Uzdunrobita FE LLC and/or its affiliates and/or the management bodies of Uzdunrobita FE LLC and those of its affiliates of any applicable law, statutory act or decision by a competent state body (including judicial acts and decisions)).

The term “Uzdunrobita FE LLC” shall be understood to mean the company Uzdunrobita FE LLC, registered in accordance with the laws of the Republic of Uzbekistan at the following address: 24 Ulitsa Temura, Tashkent, taxpayer identification code: No. 200656475.”

9. All remaining clauses and terms of the Agreement not amended by the present Addendum shall remain valid.

10. Pursuant to Clause 2, Article 425 of the Civil Code of the Russian Federation, the Parties have agreed that the provisions of Clause 2 of the present Addendum (with respect to the wording of Clause 4.1 of the Agreement) shall extend to Party relations arising as of 23 October 2013.

11. The present Addendum shall enter into force as of the date of its signing by the Parties and constitutes an integral part of the Agreement.

12. The present Addendum has been compiled in 2 (two) original counterparts, each with equal legal force, one kept with the Lender and one with the Borrower.

13. Places of Business and Bank Details of the Parties

13.1. The Lender:

Location and mailing address: 19 Ulitsa Vavilova, Moscow, 117997, Russian Federation.

TIN: 7707083893, OGRN: 1027700132195, KPP: 775001001, OKPO: 00032537

For remittances in Russian rubles:

Recipient: account at Sberbank of Russia OJSC No. 30301810500001000014, correspondent account no. 30101810400000000225 at OPERU of the Moscow Main Territorial Department of the Bank of Russia, BIC 044525225, TIN 7707083893.

For remittances in United States dollars:

Account with Institution: IRVTUS3N, Bank of New York Mellon, New York, NY

Beneficiary Institution: SABRRUMM, SBERBANK, MOSCOW

Sender to Receiver Information: /BNF/30301840800001000014

For remittances in Euro:

Account with Institution: DEUTDEFF, Deutsche Bank AG, Frankfurt Am Main

Beneficiary Institution: SABRRUMM, SBERBANK, MOSCOW.

Sender to Receiver Information: /BNF/30301978400001000014.

Phone: (495) 747-37-77, Fax: (495) 957-57-61.

13.2. The Borrower:

Location and mailing address: 4 Ulitsa Marksistskaya, Moscow, 109147, Russian Federation.

INN 7740000076, KPP 1027700149124, OGRN 770901001, OKPO 52686811.

Settlement account in the currency of the Russian Federation No. 40702810100020008293 at OPERU of Sberbank of Russia OJSC.

Foreign currency account no. 40702840400020008293 at the OPERU of Sberbank of Russia OJSC.

Phone: (495) 223-21-64, Fax: (495) 223-21-64.

Signatures of the Parties

Lender Managing Director — Head of the Loan Management and Project Financing Office at the Department for Major Client Relations, Sberbank of Russia OJSC	Borrower President, MobileTeleSystems OJSC

A.Y. Goncharenko	A.A. Dubovskov

ENDORSEMENT LIST OF MTS OJSC

Agreement No. Addendum No.2 dated 9 December 2013

Counterpart:  Sberbank of Russia OJSC

Responsible department:	DKF&SI
(name of department)

(signature of the head of the responsible department)

Responsible performer:	Smirnov A.V.
(full name and signature)

APPROVED BY:

Name of approving department	Full name of approving person	Signature	Remarks (date of endorsement)
DKS&ZI	(illegible)	(signed)

Legal Department:

Additional approval:

Name of approving department	Full name of approving person	Signature	Remarks (date of endorsement)

Stitched, numbered and sealed

on 8 (eight) sheets

President of Mobile TeleSystems OJSC

(signed) /A.A. Dubovskov/

Managing Director — Head of the Loan Management and

Project Financing Office at the Department for Major Client Relations,

Sberbank of Russia OJSC

(signed) A.Y. Goncharenko